Exhibit 99.1

News Release Investor and Media Contact: A. Pierre Dubois Investor Relations & Corporate Communications BPZ Energy (281) 752-1240 pierre_dubois@bpzenergy.com

BPZ Energy Reports Third Quarter 2013 Financial Results and

Provides Update on Development Drilling

HOUSTON, TX – November 7, 2013 – BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today reported third quarter and nine-month 2013 financial results as well as an operational update.

President and CEO Manolo Zuniga commented, “I am pleased to report initial results from the new Corvina CX-15 platform at Block Z-1. I congratulate the teams for placing the CX15-1D well on production, which is the first well in a multi-well development drilling program underway at the Corvina field. The CX15-1D well is being evaluated with one of four intervals open during the last 10 days, and gross production of approximately 500 bopd over the last 24 hours. We have also started drilling the CX15-2D well this week while we continue to evaluate the CX15-1D well. At Albacora drilling is underway at the A-18D development well. In addition to the ongoing drilling at Corvina and Albacora, we are still on track to begin exploration drilling onshore at Block XXIII by the end of this year.”

Financial Summary

For the third quarter ended September 30, 2013, the Company reported an operating loss of $10.9 million and net loss of $15.3 million, or $0.13 loss per share, compared with an operating loss of $13.2 million and a net loss of $17.1 million, or $0.15 loss per share, for the same period last year. Third quarter 2013 operating results improved mainly due to lower lease operating expense, lower geological geophysical and engineering expense, and lower depreciation, depletion and amortization expense, partially offset by lower revenue from lower net production.

For the nine months ended September 2013, the Company reported an operating loss of $30.8 million and net loss of $47.7 million, or $0.41 loss per share, compared with an operating loss of $38.9 million, and a net loss of $52.9 million or $0.46 loss per share for the same period last year. The improved operating result for the nine months ended September 30, 2013, compared to the same period last year, was mainly due to lower geological, geophysical and engineering expenses, lower lease operating expenses, lower depreciation, depletion and amortization expenses and lower general and administrative expenses, partially offset by the impact on operating loss from lower revenue due to lower net production.

Earnings before interest, income taxes, depletion, depreciation, amortization, and exploration expense (EBITDAX) was a negative $67,000 for the third quarter 2013 compared to a positive $6.5 million for the same period last year. EBITDAX for the nine months ended September 2013 was a negative $4.0 million compared with a positive $33.6 million for the same period in 2012. EBITDAX is a non-GAAP measure. Please also see the reconciliation to net loss included at end of the press release.

The comparisons of the third quarter and year-to-date 2013 results vs. the same periods in 2012 are impacted by the sale of a 49% participating interest in the Block Z-1 license contract to Pacific Rubiales Energy Corp, which closed in December 2012.

Production

BPZ Energy maintains a 51% working interest in offshore Block Z-1, and the Company’s respective share of production is referenced as net oil production.

Net oil production from the Corvina and Albacora fields for the three months ended September 30, 2013 was 122 thousand barrels (MBbls), or 1,330 bopd, compared to pro forma net oil production of 134 MBbls, or 1,451 bopd for the same period in 2012.

For the nine months ended September 30, 2013, net oil production was 386 MBbls, or 1,414 bopd, compared to pro forma net oil production of 478 MBbls, or 1,753 bopd for the same period in 2012.

The decrease in net oil production in the year-over-year comparisons is due to natural declines in oil production at both the Corvina and Albacora fields.

Revenue

For the three months ended September 30, 2013, oil revenue after royalty payments decreased by $16.0 million to $12.5 million from $28.5 million for the same period in 2012. The decrease is due to a decrease in the amount of oil sold of 162 MBbls, slightly offset by an increase of $1.21, or 1%, in the average per barrel sales price received from $100.25 to $101.46 per barrel. Total oil sales for the three months ended September 30, 2013 were 123 MBbls compared to 285 MBbls for the same period in 2012.

For the nine months ended September 30, 2013, oil revenue after royalty payments decreased by $59.1 million to $38.6 million from $97.7 million for the same period in 2012. The decrease is due to a decrease in the amount of oil sold of 554 MBbls, and a decrease of $4.25, or 4%, in the average per barrel sales price received from $103.67 to $99.42 per barrel. Total sales for the nine months ended September 30, 2013 were 388 MBbls compared to 942 MBbls for the same period in 2012.

The decrease in amounts of oil sold in the year-over-year comparisons is mainly due to the December 2012 sale of a 49% participating interest in Block Z-1 to Pacific Rubiales Energy Corp.

Expenses

Lease Operating Expense (LOE)

For the three months ended September 30, 2013, lease operating expenses decreased by $9.0 million to $5.3 million ($43.24 per Bbl) from $14.3 million ($50.29 per Bbl) compared with the same period last year. The decrease in quarterly LOE year-over-year is driven by a $7.0 million reduction related to the sale of a 49% participating interest in Block Z-1 in December 2012. Workover expenses were also lower by $1.0 million due to lower workover expenses during the three months ended September 30, 2013. Repairs and maintenance expense decreased by $0.6 million related to vessel support services. There were also lower costs of $0.5 million associated with the change in oil inventory in the three months ended September 30, 2013 compared to the change in oil inventory in the three months ended September 30, 2012.

For the nine months ended September 30, 2013, lease operating expenses decreased by $18.3 million to $20.1 million ($51.79 per Bbl) from $38.4 million ($40.76 per Bbl) compared with the same period last year. The decrease is driven by a reduction in lease operating expenses of $18.8 million related to the sale of a 49% participating interest in Block Z-1 in December 2012.

During the nine months ended September 30, 2013 there were higher workover expenses of $3.7 million associated with the one major workover performed in 2013, higher fuel costs of $0.8 million and higher costs of $0.6 million associated with the change in oil inventory in the nine months ended September 30, 2013 compared to the change in oil inventory in the nine months ended September 30, 2012. Partially offsetting these increases during the year were lower repairs and maintenance expense of $2.5 million related to vessel support services, contract services of $0.8 million, and other lease operating expenses of $1.3 million.

General and Administrative Expense (G&A)

For the three months ended September 30, 2013, G&A expenses increased by $0.2 million, to $6.6 million from $6.4 million for the same period in 2012. Stock-based compensation expense, a subset of G&A expenses, was $1.0 million for the recent three-month period and $0.7 million for the same period last year.

G&A expenses for the recent quarter, excluding stock-based compensation, decreased by $0.1 million to $5.6 million from $5.7 million for the same period in 2012.

For the nine months ended September 30, 2013, G&A expenses decreased 15% to $18.5 million from $21.9 million for the same period in 2012.  Stock-based compensation expense, a subset of G&A expenses, was $2.6 million for the nine months ended September 30, 2013 and $2.1 million for the same period in 2012.

Nine-month 2013 G&A expenses excluding stock-based compensation decreased 20% to $15.9 million from $19.8 million for the same period in 2012. The $3.9 million decrease is due lower third party costs related to the 2012 Block Z-1 transaction of $1.1 million, lower salary and related costs of $1.0 million, lower non-income taxes of $1.0 million and lower other expenses of $0.8 million.

Geological, Geophysical and Engineering (GG&E)

For the three months ended September 30, 2013, geological, geophysical and engineering expenses decreased $6.2 million to $0.9 million compared to $7.1 million for the same period in 2012. For the nine months ended September 30, 2013, geological, geophysical and engineering expenses decreased $33.8 million to $2.0 million compared to $35.8 million for the same period in 2012.

The decrease in GG&E for the nine months ended September 30, 2013 compared to the same period in 2012 is due to the majority of the 3D seismic acquisition program for Block Z-1 having occurred during 2012. Seismic expenses for the three and nine months ended September 30, 2013 were funded by Pacific Rubiales Energy Corp. under the carry agreement.

Depreciation, Depletion and Amortization Expense (DD&A)

For the three months ended September 30, 2013, DD&A expense decreased $4.0 million to $7.2 million from $11.2 million for the same period in 2012. For the nine months ended September 30, 2013, DD&A expense decreased $12.3 million to $22.1 million from $34.4 million for the same period in 2012.

The decreased DD&A expenses for both the third quarter and nine-month periods of 2013 is due to the lower net oil production in the Corvina and Albacora fields in 2013 as well as the sale of a 49% participating interest in the Block Z-1 license contract in December 2012.

Standby Costs

For the three months ended September 30, 2013, standby costs declined $0.8 million to $0.7 million from $1.5 million for the same period in 2012. For the nine months ended September 30, 2013, standby costs were $4.1 million, approximately the same as the comparable period in 2012.

During the three months ended September 30, 2013 the Company had one rig on standby versus three during the three-month period in 2012. During the both nine months periods ended September 30, 2013 and September 30, 2012 the Company had three rigs that were on standby for varying amounts of time.

Other Operating Expense

For the three months ended September 30, 2013, the Company wrote off $2.7 million of costs related to historical pre-development drilling studies and associated capitalized interest compared to $1.5 million of abandonment charges related to a platform in the Piedra Redonda field in Block Z-1 during 2012.

For the nine months ended September 30, 2013, the Company wrote off $2.7 million of costs related to historical pre-development drilling studies and associated capitalized interest compared to $2.3 million of abandonment charges related to a platform in the Piedra Redonda field in Block Z-1 during 2012.

Other Income (Expense)

For the three months ended September 30, 2013, total other expense increased $3.7 million to $10.2 million compared to $6.5 million during the same period in 2012. The increase is due to a $3.4 million loss on extinguishment of debt from repayment of the $40.0 million secured debt facility, fees associated with the exchange of convertible notes of $2.5 million and higher interest expense of $1.3 million, partially offset by a lower loss on derivatives of $3.9 million.

For the nine months ended September 30, 2013, total other expense increased $0.4 million to $22.8 million compared to $22.4 million during the same period in 2012. The increase is due to $2.5 million of fees associated with the exchange of convertible notes and increased foreign exchange losses of $0.9 million, partially offset by a change in the value of derivatives of $2.6 million.

Income Taxes

For the three months ended September 30, 2013, the Company recognized an income tax benefit of $5.8 million on a loss before income taxes of $21.1 million. For the comparable 2012 period, the Company recognized an income tax benefit of $2.6 million on a loss before income taxes of $19.8 million.

For the nine months ended September 30, 2013, the Company recognized an income tax benefit of $5.8 million on a loss before income taxes of $53.6 million. For the comparable 2012 period, the Company recognized an income tax benefit of $8.3 million on a loss before income taxes of $61.3 million.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At September 30, 2013, the Company had cash and cash equivalents of $79.0 million and working capital of $81.1 million.

Capital and Exploratory Expenditures

For the three months ended September 30, 2013, the Company’s non-Block Z-1 total capital and exploratory expenditures were $1.5 million, excluding capitalized interest of $2.2 million. For the nine-month period ended September 30, 2013, capital and exploratory expenditures were $3.1 million, excluding capitalized interest of $7.2 million.

For Block Z-1, Pacific Rubiales provided 100% funding for gross capital and exploratory expenditures of $48.5 million for the nine months ended September 30, 2013. These capital and exploratory expenditures included $19.5 million related to the CX-15 development drilling program, of which $13.4 million was for drilling of the CX15-1D well and $6.1 million was related to the CX-15 rig mobilization. In addition, $12.4 million was incurred for costs related to the installation, facilities, control systems, anchoring systems and pipeline connections for the CX-15 platform, $7.5 million for the Block Z-1 seismic program, $3.0 million associated with the Corvina offshore lease automatic custody transfer (LACT) unit and $2.7 million related to the development drilling program at Albacora.

The Company’s remaining carry amount for Block Z-1 capital and exploratory expenditures at September 30, 2013 was $102 million.

Capital Resources

In September 2013, the Company repurchased $85.0 million of the 2015 Convertible Notes and issued $143.8 million of 2017 Convertible Notes. In addition, the Company repaid the remaining $36 million of the $40 million secured debt facility.

At September 30, 2013, the long-term portion of debt was $205.1 million, which reflects the principal amount of the 2015 Convertible Notes and 2017 Convertible Notes minus the remaining unamortized discount. The outstanding principal amount of the 2015 Convertible Notes is $85.9 million and outstanding principal amount of the 2017 Convertible Notes is $143.8 million, totaling $229.7 million of outstanding principal, before discount.

Operations Update

Offshore Block Z-1 (51% working interest)

Corvina Field CX-15 Platform

The CX15-1D well was completed in the Zorritos formation and continues to be evaluated. Four prospective intervals have been identified in the oil zone, of which one 40 foot interval is now open. This opened interval has averaged approximately 330 bopd over the past ten days, and over the last 24 hours it has averaged approximately 500 bopd, naturally flowing with no water production and normal gas oil ratio. Other perforated intervals will be opened individually to assess optimal well productivity. The CX15-1D well was drilled near the CX11-21XD to a measured depth of approximately 7,900 feet.

The second development well, the CX15-2D, was spud on November 5, 2013. The well will be drilled near the existing CX11-18XD well to a measured depth of approximately 9,000 feet. The well is anticipated to be completed in January 2014.

Albacora Field

Development drilling at the Albacora 18D continues with a current depth of approximately 9,600 feet at the top of the Zorritos formation. The well is anticipated to be completed by year-end 2013. The A-18D well is located near the A-14XD well, which is currently on production.

Exploration

The process to obtain an environmental permit for exploration drilling at Block Z-1 on the mapped shallow water prospects is underway.

Onshore Blocks (100% Working Interests)

Block XXIII

Right of way permits for well sites and access roads have been received, and construction of roads has begun. Three shallow exploratory wells will be drilled at Block XXIII, with spudding of the first well expected to occur by year-end 2013, or early 2014.

Block XIX

The process to obtain an environmental permit for the additional 3-D seismic acquisition is underway. The 3-D survey, which is expected be acquired in 2014, will coincide with Block XXII seismic program to minimize mobilization costs.

Block XXII

The confirmation 2-D seismic acquisition program is expected to begin in 2014 for the evaluation of potential drilling locations in the block. The process to obtain an environmental permit for exploration drilling is underway with drilling expected to begin in late 2014.

New Vice President, Exploration and Production

The Company has named Estuardo Alvarez-Calderon Vice President, Exploration and Production, effective November 1, 2013.  Estuardo will be responsible for managing the exploration and engineering teams in Houston and Lima and ensuring the execution of exploration and production programs in all BPZ Energy blocks. He joined BPZ in 2007 as Exploration Manager and most recently served as Director of Exploration, Subsurface and New Ventures. Prior to joining BPZ Energy, he was employed by Occidental Petroleum Corporation for over 28 years in both Houston and Peru, where he held several positions including New Ventures Manager for Latin America and Exploration Manager for Peru.

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call and webcast to discuss second quarter 2013 financial and operational results on Friday, November 8, 2013, at 10:00 a.m. CST (11:00 a.m. EST.) The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457

International Dial-In:	(707) 287-9344

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore, the focus has been seismic data acquisition at Blocks XIX, XXII and XXIII in anticipation of future exploration drilling. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on BPZ Energy’s (our) current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru as well as other governmental agencies or instrumentalities. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. While PRE is subject to various confidentiality requirements regarding us, information concerning the Company, such as information concerning energy reserves, may be released by PRE outside of our control and may be released in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months			Nine Months
	3Q 2013	2Q 2013	3Q 2012	2013 YTD	2012 YTD
Net revenue:
Oil revenue, net	$12,500	$12,776	$28,537	$38,557	$97,691
Other revenue	29	39	135	99	215

Total net revenue	12,529	12,815	28,672	38,656	97,906

Operating and administrative expenses:
Lease operating expense	5,319	8,102	14,332	20,094	38,394
General and administrative expense	6,572	6,451	6,304	18,498	21,852
Geological, geophysical and engineering expense	857	746	7,061	1,961	35,801
Depreciation, depletion and amortization expense	7,246	7,955	11,204	22,105	34,358
Standby costs	705	2,225	1,490	4,073	4,089
Other operating expense	2,683	-	1,510	2,683	2,266

Total operating and administrative expenses	23,382	25,479	41,901	69,414	136,760

Operating loss	(10,853)	(12,664)	(13,229)	(30,758)	(38,854)

Other income (expense):
Income (loss) from investment in Ecuador property, net	(8)	216	203	161	109
Interest expense, net	(3,559)	(4,280)	(2,302)	(12,137)	(12,592)
Loss on extinguishment of debt	(3,436)	(3,786)	-	(7,222)	(7,318)
Gain (loss) on derivatives	(457)	1,277	(4,330)	272	(2,291)
Interest income	128	38	12	175	22
Other expense	(2,907)	(818)	(109)	(4,054)	(354)

Total other expense, net	(10,239)	(7,353)	(6,526)	(22,805)	(22,424)

Loss before income taxes	(21,092)	(20,017)	(19,755)	(53,563)	(61,278)

Income tax benefit	(5,771)	(377)	(2,614)	(5,818)	(8,346)

Net loss	$(15,321)	$(19,640)	$(17,141)	$(47,745)	$(52,932)

Basic net loss per share	$(0.13)	$(0.17)	$(0.15)	$(0.41)	$(0.46)
Diluted net loss per share	$(0.13)	$(0.17)	$(0.15)	$(0.41)	$(0.46)

Basic weighted average common shares outstanding	116,009	115,935	115,694	115,911	115,594
Diluted weighted average common shares outstanding	116,009	115,935	115,694	115,911	115,594

BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$78,983	$83,540
Accounts receivable	5,423	24,523
Income taxes receivable	1,730	-
Value-added tax receivable	10,416	20,569
Inventory	17,597	19,851
Restricted cash	1,250	25,129
Prepaid and other current assets	6,609	5,734

Total current assets	122,008	179,346

Property, equipment and construction in progress, net	221,203	238,557
Restricted cash	4,109	47,670
Other non-current assets	5,305	5,983
Investment in Ecuador property, net	543	632
Deferred tax asset	63,708	55,242

Total assets	$416,876	$527,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,661	$21,978
Accrued liabilities	13,943	34,013
Other liabilities	20,588	21,792
Current income taxes payable	-	10,460
Accrued interest payable	669	5,234
Derivative financial instruments	-	2,984
Current maturity of long-term debt	-	24,046

Total current liabilities	40,861	120,507

Asset retirement obligation	2,882	2,708
Other non-current liabilities	20,755	20,755
Long-term debt, net	205,112	197,160

Total long-term liabilities	228,749	220,623

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 117,820 and 116,932 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	568,886	560,175
Accumulated deficit	(421,620)	(373,875)

Total stockholders’ equity	147,266	186,300

Total liabilities and stockholders’ equity	$416,876	$527,430

Reconciliation of non-GAAP measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America. The calculation of EBITDAX and its reconciliation table was updated, as compared with previous presentations, for the three and nine month periods for both 2013 and 2012.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net loss	$(15,321)	$(17,141)	$(47,745)	$(52,932)
Interest expense	3,559	2,302	12,137	12,592
Loss on extinguishment of debt	3,436	-	7,222	7,318
Income tax benefit	(5,771)	(2,614)	(5,818)	(8,346)
Depreciation, depletion and amortization expense	7,246	11,204	22,105	34,358
Geological, geophysical and engineering expense	857	7,061	1,961	35,801
Other operating expense	2,683	1,510	2,683	2,266
Other (income) expense	2,787	(106)	3,718	223
(Gain) loss on derivatives	457	4,330	(272)	2,291
EBITDAX (a)	$(67)	$6,546	$(4,009)	$33,571

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.